Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Form 10-K of our report dated June 26, 2023 of UPAY, Inc., relating to the audit of the financial statements for the period ending February 28, 2023 and 2022.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas